                                                                  EXHIBIT 10.3.3

                            THIRD AMENDMENT TO LEASE
                            ------------------------

     This Third Amendment to Lease ("Third Amendment") dated this 7th day of October, 1999, (the "Amendment Date") is entered into by and between ZORO, LLC, a California limited liability company ("Lessor"), and LINUXCARE, INC., a Delaware corporation ("Lessee").

     The parties enter into this Third Amendment on the basis of the following facts, understandings and intentions:

                                   RECITALS

A. Capitalized terms used in this Third Amendment without definition shall have the meanings ascribed to such terms in the Lease (as hereinafter defined).

B. Lessee and Lessor entered into that certain Lease dated February 11, 1999 (the "Original Lease") with respect to certain premises located on the third floor, suites 320 and 335, consisting of approximately 4,783 Adjusted Rentable Square Feet (the "Original Premises") in the Townsend Center in San Francisco, California (the "Building").

C. By amendment dated April 30, 1999, (the "First Amendment") Lessee leased additional space in the Building located on the third floor, suite 345, consisting of approximately 5,721 Adjusted Rentable Square Feet (the "Expansion Premises").

D. By amendment dated May 26, 1999, (the "Second Amendment"), Lessee leased more additional space in the Building located on the third floor, suite 300, consisting of approximately 4,135 Adjusted Rentable Square Feet (the "Second Expansion Premises" or the "Notch Space"). (The Original Lease, the First Amendment, and the Second Amendment are collectively referred to herein as the "Lease", and the Original Premises and the Expansion Premises are sometimes collectively referred to herein as the "Third Floor Premises.")

E. Lessee now desires to lease additional space in the concourse level of the Building (the "Concourse Space") consisting of approximately 29,996 Adjusted Rentable Square Feet as identified on the floor plan attached as Exhibit C-5 hereto, and to terminate its Lease of the Notch Space.

F. Lessee desires the option to terminate its Lease as to all or a portion of the Third Floor Premises and Lessor desires to provide Lessee with such option subject to the terms of this Third Amendment.

G. Lessee and Lessor desire to amend the Lease to provide the terms and conditions pursuant to which Lessor shall lease to Lessee and Lessee shall lease from Lessor the Concourse Space and terminate the Lease of the Notch Space; for adjustment of Rent and other charges payable to Lessor under the Lease; for Lessee's option to terminate all or a portion of the remaining Third Floor Premises; to reflect the correct total Adjusted Rentable Square Feet for the entire Building; and for certain other matters as provided herein.

                                       1.

                                  AGREEMENTS

     1.   Lease of Concourse Space
          ------------------------

          1.1.  Premises and Term. Lessor hereby leases the Concourse Space to
                -----------------
Lessee and Lessee hereby leases the Concourse Space from Lessor, on all of the terms, covenants and conditions of the Lease as amended by this Third Amendment, for a term commencing on the Concourse Space Commencement Date (as hereinafter defined) and ending, unless sooner terminated, five (5) calendar years thereafter (the "Concourse Space Expiration Date").

          1.2.  Commencement Date. The Term of the Lease and Lessee's
                -----------------
obligations to pay rent for the Concourse Space to Lessor pursuant to Article 7 of the Lease, (the "Concourse Space Commencement Date") shall commence on the earlier of the following dates:

                (a) the date upon which the City of San Francisco ("City") issues its certificate of occupancy for the Concourse Space (or other evidence that Lessee may legally occupy the Concourse Space);

                (b) Ninety (90) days following the date upon which Lessor Substantially Completes Lessor Work (i.e., Lessor's work has sufficiently advanced so that completion thereof would not materially interfere with Lessee's commencement of its Tenant Improvements) as set forth in Schedule 1 to Exhibit D-3 hereto; or

                (c) the date Lessee commences operations in any portion of the Concourse Space.

          1.3.  Delivery Date. Subject to approval by City of the new smoke
                -------------
evacuation system for the Concourse Space, and subject further to completion of Lessor's Work as set forth in the Concourse Space Work Letter attached hereto as Exhibit D-3 (the "Concourse Space Work Letter") to the extent possible subject to City approvals, Lessor's estimated date for Lessee's early possession and entry for measurement and planning is September 30, 1999, with the estimated delivery date for the Concourse Space being November 1, 1999 (the "Concourse Space Delivery Date"). Except with respect to satisfactory completion of Lessor's Work specified in the Concourse Space Work Letter attached to this Third Amendment, Lessee hereby accepts the Concourse Space in an "AS-IS" condition on the date of occupancy and Lessee hereby affirms and acknowledges the conditions of Section 12.2 of the Lease.

          1.4.  Construction.
                ------------

                (a) Lessor and Lessee agree that the Concourse Space Work Letter attached to this Third Amendment (and not Exhibit D to the Original Lease) shall control the rights and obligations of the parties with respect to initial construction of the Concourse Space. Lessee agrees to construct Tenant Improvements for the Concourse Space in

                                       2.

accordance with, and to be bound by, all the terms and conditions of the Concourse Space Work Letter.

                (b) Lessee acknowledges that Lessor will be performing additional base building upgrades to the Building during the initial construction period of Tenant Improvements, and that the multi-tenant corridor separating the Concourse Space from the common areas may not be complete on the Concourse Space Delivery Date.

                (c) Lessee acknowledges that the ceiling of the Leased Premises is the primary horizontal riser access for other tenants of the Building. Accordingly, Lessor may enter the Concourse Space, upon twenty-four (24) hours' notice to Lessee, except in the case of emergencies when no notice is required, to install future systems and maintain existing systems in the ceiling of the Concourse Space, provided that Lessor will exercise its good faith efforts not to materially interfere with Lessee's use of the Concourse Space.

          1.5.  Operating Costs of Concourse Space. The following sentences
                ----------------------------------
shall be added at the commencement of subsection 8.2(a): "Lessee shall pay to Lessor as additional Rent in accordance with Section 8.3 hereof, one hundred percent (100%) of the electricity and other separately metered utility charges for the Concourse Space. (Operating Costs for the VAC system shall be charged in accordance with the Building rules and regulations.)"

     2.   Third Floor Premises; Lessee's Termination Rights; Term.
          -------------------------------------------------------

          2.1   Termination of Notch Space (Suite 300). Effective as of the
                --------------------------------------
Amendment Date, Lessee shall have the right, exercisable only upon written notice to Lessor delivered within twenty-four (24) hours of the Amendment Date, to continue Lessee's Lease of the Notch Space. Failure by Lessee to so notify Lessor shall result in termination of Lessee's Lease of the Notch Space as of the Amendment Date.

          2.2.  Lessee's Option to Terminate the Original Premises and Expansion
                ----------------------------------------------------------------
Premises (Suites 320, 335 and 345). Commencing on the Amendment Date and ending
----------------------------------
seventy-five (75) days prior to the Concourse Space Commencement Date, Lessee shall have the right, upon not less than seventy-five (75) days' prior written notice to Lessor, and contingent upon the occurrence of the Concourse Space Commencement Date, to terminate the Lease as to all or a portion of the Third Floor Premises on a suite-by-suite basis (but not as to premises consisting of less than a full suite) by written notice delivered to Lessor, specifying the suite or suites as to which Lessee is terminating the Lease. The parties acknowledge the provisions of paragraph 41 of the Original lease. In event of a termination of a portion of the Third Floor Premises, the rent shall be reduced by a percentage of the applicable rent, the numerator of which is the Adjusted Rentable Square Feet terminated and the denominator of which is 9,856.

          2.3.  Condition of Terminated Space. As to all terminated space, the
                -----------------------------
provisions of the Lease, including but not limited to Section 15.4, Restoration, shall apply.

          2.4.  Term Expiration Dates of Third Floor Premises Not Terminated. As
                ------------------------------------------------------------
to

                                       3.

all Third Floor Premises not terminated by Lessee, the Lease shall remain in full force and effect, but shall have the following expiration dates:

                (a)  The Term for the Notch Space (if continued pursuant to
Section 2.1(a)) and Suite 320 of the Original Premises shall expire on December 31, 2003. There is no option to extend the Term as to Suite 320 or the Notch Space.

                (b) The Term for Suites 335 and 345 of the Third Floor Space shall be extended to expire concurrently with the Concourse Space Expiration Date.

     3.   Option to Renew.
          ---------------

          3.1.  Option Period. Lessee shall have the right to extend the Term of
                -------------
this Lease for all of the Concourse Space, Suites 335 and 345 of the Third Floor Premises unless terminated pursuant to Section 2.2 herein (Suites 335 and 345 together with the Concourse Space are collectively referred to herein as the "Renewable Spaces"), for one (1) additional period of five (5) years (such period being referred to as a "Renewal Term"), provided that not more than two failures to abide by the terms of the Lease which have caused Lessor to properly issue a notice of default under the provisions of Article 29 shall have occurred during the preceding Term and provided that the Lease has not been previously terminated. The option herein applies to all the Renewable Spaces in the aggregate and may not be exercised as to portions of the Renewable Spaces.

          3.2.  Option Terms.
                ------------

                (a) Manner of Exercise. Lessee may exercise the option, if at
                    ------------------
all, by written notice to Lessor delivered no later than twelve (12) months prior to the Concourse Space Expiration Date (the "Outside Exercise Date"). Unless all of the above conditions precedent have been satisfied, Lessee's exercise of any option shall be of no force or effect and the Renewal Term shall lapse. If all of the above conditions precedent are satisfied, then the term of this Lease shall be extended for the Renewal Term, and all of the terms, conditions and provisions of this Lease shall continue in full force and effect throughout the Renewal Term, except that the Minimum Rent to be paid by Lessee for the Renewal Term shall be 100% of the Fair Market Rental (as defined below) value of the Renewable Spaces as of the Concourse Space Expiration Date, but in no event shall the Minimum Rent for the Renewal Term be less than the Minimum Rent payable in the last month of the Term of this Lease prior to the Concourse Space Expiration Date. The option granted herein is personal to Lessee.

                (b) Fair Market Rental. If Lessee exercises the right to extend
                    ------------------
the Term, then the Minimum Rent shall be adjusted to equal the Fair Market Rental for the Renewable Spaces as of the date of the commencement of the Renewal Term, pursuant to the procedures hereinafter set forth. The term "Fair Market Rental" means the Minimum Rent chargeable for the Renewable Spaces based upon the following factors applicable to the Renewable Spaces or any comparable premises:

                                       4.

                    (i) Rental rates being charged for comparable premises in the same geographical location.

                    (ii)   The relative locations of the comparable premises.

                    (iii) Improvements, or allowances provided for improvements, or to be provided.

                    (iv)   Rental adjustments, if any, or rental concessions.

                    (v)    Services and utilities provided or to be provided.

                    (vi)   Use limitations or restrictions.

                    (vii)  Any other relevant Lease terms or conditions.

The Fair Market Rental evaluation may include provision for further rent adjustments during the Renewal Term in question if such adjustments are commonly required in the market place for similar types of leases.

                (c) Determination of Fair Market Rental. Upon exercise of the
                    -----------------------------------
right to extend the Term, and included within the Notice of Exercise, Lessee shall notify Lessor of its opinion of Fair Market Rental as above defined for the Renewal Term. If Lessor disagrees with Lessee's opinion of the Fair Market Rental, it shall so notify Lessee ("Lessor's Value Notice") within thirty (30) days after receipt of Lessee's Notice of Exercise. If the parties are unable to resolve their differences within ten (10) days thereafter or if separated by more than ten percent (10%), either party may apply for Arbitration as provided below. If the values are within ten percent (10%), they shall be averaged. If neither party applies for Arbitration within ten (10) days after receipt by Lessee of Lessor's Value Notice, Lessee shall be bound to the Fair Market Rental stated in Lessor's Value Notice. Should either party elect to arbitrate, and if the arbitration is not concluded before the commencement of the Renewal Term, Lessee shall pay Minimum Rent to Lessor in an amount equal to the Fair Market Rental set forth in Lessor's Value Notice, until the Fair Market Rental is determined in accordance with the arbitration provisions hereof ("Arbitration"). If the Fair Market Rental as determined by Arbitration differs from that stated in Lessor's Value Notice, then any adjustment required to correct the amount previously paid by Lessee shall be made by payment by the appropriate party within thirty (30) days after the determination of Fair Market Rental by Arbitration has been concluded, as provided herein. Lessee shall be obligated to make payment during the entire Renewal Term of the Minimum Rent determined in accordance with the Arbitration procedures hereunder.

                (d) Arbitration. In the event either party seeks Arbitration of
                    -----------
Fair Market Rental under the provisions hereof for the Renewal Term, the other party shall be bound to submit the matter for determination by Arbitration. The Arbitration shall be conducted and determined in the County where the Renewable Spaces are located.

                                       5.

               (e) Demand for Arbitration. A party demanding Arbitration
                   ----------------------
hereunder shall make its demand in writing ("Demand Notice") within ten (10) days after service of Lessor's Value Notice.

               (f) Appraiser Notice. Within ten (10) days after service of a
                   ----------------
Demand Notice, Lessor shall provide Lessee with the names of three (3) appraisers. Each appraiser shall be a member of the American Institute of Real Estate Appraisers (or its successor), or real estate professionals qualified by appropriate training and experience and having at least ten (10) years experience dealing with commercial office leasing in the San Francisco South of Market and Financial districts ("Appraiser Notice"). Within ten (10) days after service of the Appraiser Notice, Lessee shall notify Lessor of Lessee's selection of one of the appraisers designated in the Appraiser Notice and that Appraiser shall serve as the Arbitrator.

               (g) Decision of the Arbitrator. The Arbitrator so selected shall,
                   --------------------------
within ninety (90) days after his appointment, state in writing his determination as to whether Lessor's valuation, or Lessee's valuation of Fair Market Rental, most closely approximates his own. The Arbitrator may not state his own opinion of Fair Market Rental, but is strictly limited to the selection of Lessor's Fair Market Rental evaluation as stated in Lessor's Value Notice or Lessee's Fair Market Rental evaluation as stated in the Notice of Exercise. The Arbitrator shall have the right to consult experts and competent authorities with factual information or evidence pertaining to a determination of Fair Market Rental, but any such consultation shall be made in the presence of both parties with full right to cross examine. The Arbitrator shall have no right to propose a middle ground or any modification of either of the proposed valuations, and shall have no power to modify the provisions of this Lease. The valuation so chosen as most closely approximating that of the Arbitrator shall constitute the decision of the Arbitrator and shall be final and binding upon the parties, absent fraud or gross error. The Arbitrator shall render a decision and award in writing, with counterpart copies to each party and judgment thereon may be entered in any court of competent jurisdiction.

               (h) Successor Arbitrator; Fees and Expenses. In the event of
                   ---------------------------------------
failure, refusal, or inability of the Arbitrator to act in a timely manner, a successor shall be appointed in the same manner as such Arbitrator was first chosen hereunder. The fees and expenses of the Arbitrator and any administrative hearing fee, if any, shall be divided equally between the parties. Each party shall bear its own attorneys' fees and other expenses including fees for witnesses in presenting evidence to the Arbitrator.

     4.   Additional Rights of Lessee.
          ---------------------------

          4.1. Tenant's Right of First Offer. Provided that no default has
               -----------------------------
occurred during the Lease Term, Lessee shall have the right and option to lease additional space on the Concourse Level of Building (a "First-Offer Right") in the areas delineated in Exhibit C-5 as the Colo.Com Premises and Macromedia Premises (each, an "Offer Space") as follows:

                                       6.

               (a) Superior Rights. The First Offer Right shall commence upon
                   ---------------
the expiration of the occupancy of the Colo.Com Premises or the Macromedia Premises by Colo.com, Macromedia or their sublessees or assignees (the "Superior Occupants"). The rights of the Superior Occupants include rights that any of them may have as at the date hereof, or that the Lessor may grant to them at any time subsequent hereto and whether under an express written provision, or by lease amendment, whether arising heretofore or hereafter (collectively the "Superior Rights:").

               (b) Procedure for Lessor's Offer. Lessor shall provide Lessee
                   ----------------------------
with written notice (the "Term Sheet") from time to time when Lessor determines that any portion of an Offer Space is or will become available for lease to third parties, as determined by Lessor, as long as no holder of a Superior Right desires to lease the Offer Space. The Term Sheet shall:

                   (i) Describe the Offer Space that will become available for lease; and

                   (ii) State the terms upon which Lessor would lease the Offer Space to Lessee.

               (c) Procedure for Lessee's Acceptance. If Lessee wishes to
                   ---------------------------------
exercise Lessee's First-Offer Right with respect to the Offer Space, Lessee shall, within ten (10) business days after receipt of the Term Sheet (time being of the essence), deliver its written acceptance therein to Lessor.

               (d) Effect of Lessee's Failure to Accept the Term Sheet. If
                   ---------------------------------------------------
Lessee does not deliver its written acceptance of the Term Sheet to Lessor within the ten (10) day period specified in subsection (c) above, the First-Offer Right shall terminate for such Offer Space; this paragraph 4.1 shall become null and void and of no further force or effect; and Lessor shall be free to lease such space to a third party on such terms as Lessor, in its sole discretion, shall determine.

               (e) Restrictions on First-Offer Right. The First-Offer Right
                   ---------------------------------
shall be personal to Lessee and shall be exercisable only by the Lessee and not any assignee, sublessee, or other transferee of Lessee's interest in the Lease.

          4.2. Assignment and Subletting. The provisions of Article 25 of the
               -------------------------
Lease shall apply to assignment and subletting of the Concourse Space, except that the following shall be added thereto:

               (a) Section 25.6(a) shall be amended to add thereto the following sentence before the final sentence in that Section:

          "Notwithstanding anything to the contrary contained in this
          Section 25.6(a), in the event Lessee notifies Lessor pursuant to this Section of Lessee's intent to assign or sublease all or any

                                       7.

          portion of the Concourse Space, Lessor may, upon written notice to Lessee, terminate this Lease as to the portion of the Concourse Space proposed to be assigned or sublet."

               (b) Section 25.8(b) shall be amended to add the following sentence at the end thereof:

          "Notwithstanding anything to the contrary contained in this
          Section 25.8(b), Lessee shall pay to Lessor, on a monthly basis, sixty percent (60%) of the excess of any sums of money or other economic consideration received by Lessee from the Transferee of the Concourse Space in such month (whether or not for a period longer than one month), adjusted as set forth in subsections (i) and (ii) above."

     5.   Further Amendments to the Lease. Effective as of the Concourse Space
          -------------------------------
Commencement Date, the Lease is hereby amended in the following respects.

          5.1. Definition of "Leased Premises". The term "Leased
               ------------------------------
Premises" as defined in the Lease shall be deemed to refer to the Original Premises, as reflected and outlined in Exhibit C-1 and C-2 to the Original Lease, the Expansion Premises as reflected in Exhibit C-3 to the First Amendment and the Concourse Space as reflected in Exhibit C-5 hereto. Suite 300, third floor (the "Notch Space"), unless specifically continued in this Lease by Lessee pursuant to Section 2.1(a), is not a part of the Leased Premises.

          5.2. List of Leased Premises and Areas. Section 1.3(B) of the Original
               ---------------------------------
Lease, Section 7(b) of the First Amendment and Section 7(b) of the Second Amendment are all hereby deleted in their entirety and the following is substituted in the lieu thereof.

               "1.3 Premises:    (B) Leased Premises, indicated on Exhibits C-1,
                C-2, C-3 and C-5 and consisting of the following:

                                                                Rentable   Adjusted
                                  Suite         Usable Area     Area       Rentable Area
                                  -----         -----------     --------   -------------
                                  320             1,145          1,670        1,489*

                                  335             2,534          3,697        3,294*

                                  345             4,401          6,420        5,721*

                                  Con-           24,997         34,028       29,996**
                                  course

                                  Totals         33,077         45,815       40,500

                                       8.

                              (*based on the Usable square feet multiplied by a load factor of 1.3)

                              (**based on the Usable square feet multiplied by a load factor of 1.2)"

          5.3. Rent. Section 1.5 of the Original Lease, Section 7(c) of the
               ----
First Amendment and Section 7(c) of the Second Amendment are all hereby deleted in their entirety and the following substituted in lieu thereof:

               "1.5  Rent:              Minimum Rent:

                                        (a) From the Commencement Date with
                                        respect to the Original Premises:
                                        $129,141.00 per year; $10,761.75 per
                                        month ($27.00/ARSF per year; $2.25/ARSF
                                        per month).
                                        (b) From the Expansion Premises
                                        Commencement Date with respect to the
                                        Original Premises and the Expansion
                                        Premises: ($283,608.00 per year;
                                        $23,634.00 per month ($27.00/ARSF per
                                        year; $2.25/ARSF per month).
                                        (c) From the Concourse Space
                                        Commencement Date with respect to the
                                        Concourse Space: $858,485.52 per year;
                                        $71,540.46 per month ($28.62/ARSF per
                                        year; $2.385 ARSF/per month)."

          5.4. Security Deposit.
               ----------------

               (a) Section 1.6 of the Original Lease, Section 7(d) of the First Amendment and Section 7(d) of the Second Amendment are hereby deleted in their entirety and the following is substituted in lieu thereof:

               "1.6  Security Deposit:  (a) Letter of Credit in the amount of
                                        One Million One Hundred Fifty Thousand
                                        One Hundred Sixty Three Dollars
                                        ($1,150,163.00) (reduced, however, in
                                        the sole discretion of Lessor, by an
                                        amount representing the former security
                                        for performance of the Lease by Lessee
                                        with respect to the Notch Space); or
                                        (b) the Guaranty of Lease by Comdisco,
                                        Inc. in the form attached hereto as
                                        Exhibit B.
                                                                 (Section 10.1)"

               (b) Article 10 of the Lease, "SECURITY DEPOSIT," is hereby amended to add thereto the following:

                                       9.

                    "10.6  Guaranty of Lease: Lessee, at Lessee's option, may,
                           -----------------
in lieu of the Letter of Credit described in Sections 10.1 through 10.5 above, provide a Guaranty of Lease in the form of Exhibit B attached hereto, executed by Comdisco, Inc."

          5.5. Lessee's Pro Rata Share. Section 1.8 of the Original Lease,
               -----------------------
Section 7(e) of the First Amendment and Section 7(c) of the Second Amendment are all hereby deleted in their entirety and the following substituted in lieu thereof:

               "1.8  Pro Rata Percent:

                                    .80%             Commencement of the
                                    (5367/672,788)   Original Lease;
                                    1.75%            Expansion Premises
                                    (11,787/672,788) Commencement Date;
                                    2.44%            Second Expansion Premises
                                    (16,428/672,788) Commencement Date;
                                    7.5%             Concourse Space
                                    (50,456/672,788) Commencement Date if
                                                     Notch Space retained;
                                    6.81%            Concourse  Space
                                    (45,815/672,788) Commencement Date if
                                                     Notch Space terminated."

All of the above is subject to pro-rata adjustment in event of a partial termination of the Third Floor Premises, as described in Section 2.2 of this Third Amendment.

          5.6. Base Operating Costs. Section 1.9 of the Original Lease is hereby
               --------------------
deleted in its entirety and the following is substituted in lieu thereof:

               "1.9  Base Operating
                     Cost for the
                     Complex:                        Third Floor Space:
                                                     ------------------
                                                     1999 Base Expense Year,
                                                     1998-1999 Base Tax Year

                                                     Concourse Space:
                                                     ---------------
                                                     2000 Base Expense Year
                                                     1999-2000 Base Tax Year
                                                                   (Section 8.2)
                                                                 (Section 16.3)"

                                      10.

          5.7.  Building Rentable Area. Section 1.11 of the Original Lease is
                ----------------------
hereby deleted in its entirety and the following substituted in lieu thereof:

               "1.11  Rentable Area of the Building
                      at Commencement:

                              Rentable Area at Original      670,604 sq.ft.
                              Commencement Date
                              Rentable Area at Concourse Space 672,788 sq.ft. Commencement Date"

     6.   Additional Allowance. Section 29.1(a) is deleted and the following
          --------------------
inserted in its stead:

               "(a)   Any failure by Lessee to pay the rent or make any other
          payment required to be made by Lessee hereunder when due, specifically including the payment that may be due at the end of the forty-eighth
          (48th) month with respect to the provisions of paragraph 3.1(b) of Exhibit D-3;"

     7.   Miscellaneous.
          -------------

          7.1  Brokers. Lessee represents and warrants to Lessor that Lessee has
               -------
had no dealings with any broker, finder or similar person who is or might be entitled to a commission or other fee in connection with this Third Amendment. Lessee shall protect defend and indemnify Lessor against, and hold Lessor harmless from, any and all claims, demands, liability and costs (including reasonable attorneys' fees), of any person, other than Lessor's Broker, who claims to have dealt with Lessee in connection with the transaction contemplated by this Third Amendment. Lessor shall protect, defend and indemnify Lessee against, and hold Lessee harmless from, any and all claims, demands, liability and costs (including reasonable attorneys' fees), of any person who claims to have dealt with Lessor in connection with the transaction contemplated by this Third Amendment.

          7.2  No Default. Lessee represents and warrants that there are no
               ----------
defaults of Lessor under the Lease or any existing conditions, which upon the giving of notice or the lapse of time, or both, would constitute a default under the Lease.

          7.3. Successors and Assigns. This Third Amendment shall bind and inure
               ----------------------
to the benefit of the parties hereto and their respective successors and assigns.

          7.4. Full Force and Effect. Except as specifically amended hereby, the
               ---------------------
Lease remains in full force and effect in accordance with its terms.

          7.5. Other Instruments. Lessor and Lessee agree that they shall
               -----------------
execute such other and further documents as are necessary or convenient to effect the objectives of this Second Amendment.

                                      11.

          7.6. Counterparts. This Third Amendment may be executed in one or more
               ------------
counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

          7.7.  Captions. The captions and headings used in this Third Amendment
                --------
are for convenience and reference only and are not a part of this Third Amendment for the purposes of interpretation.

IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the day and year first above written.

LESSOR:
ZORO, LLC., a California limited liability      LINUXCARE, INC., a Delaware
company                                         corporation

                                                    /s/ Signature Illegible
By:____________________________                 By:_________________________
       Martin I. Zankel                         Its: EVP
                                                     ---
       Its Managing Member

                                                    /s/ Signature Illegible
                                                By:_________________________
                                                Its: CFO
                                                     ---

                                      12.

                               GUARANTY OF LEASE

     Comdisco, Inc. ("Guarantor"), whose address is __________________________ as a material inducement to and in consideration of ("Lessor") entering into a written lease (the "lease") with Linuxcare, Inc. ("Lessee"), dated the same date as this Guaranty, pursuant to which Lessor leased to Lessee and Lessee leased from Lessor, premises located in the City of San Francisco, County of San Francisco, State of California, unconditionally guarantees and promises to and for the benefit of Lessor that Lessee shall perform the provisions of the lease that Lessee is to perform. The parties acknowledge that the term "lease" includes that certain Lease dated February 11, 1999; that certain First Amendment dated April 30, 1999; that certain Second Amendment dated May 26, 1999 and that certain Third Amendment dated October 7, 1999, all of which are between Lessee and ZORO, LLC ("Lessor") for portions of the Premises at 650 Townsend Street, San Francisco, CA.

     If Guarantor is more than one person, Guarantor's obligations are joint and several and are independent of Lessee's obligations. A separate action may be brought or prosecuted against any Guarantor whether the action is brought or prosecuted against any other Guarantor or Lessee, or all, or whether any other Guarantor Lessee, or all, are joined in the action.

     Guarantor waives the benefit of any statute of limitations affecting Guarantor's liability under this Guaranty.

     The provisions of the lease may be changed by agreement between Lessor and Lessee at any time, or by course of conduct, without the consent of or without notice to Guarantor. This Guaranty shall guarantee the performance of the lease as changed. Assignment of the lease (as permitted by the lease) shall not affect this Guaranty.

     This Guaranty shall not be affected by Lessor's failure or delay to enforce any of its rights.

     If Lessee defaults under the lease, Lessor can proceed immediately against Guarantor or Lessee, or both, or Lessor can enforce against Guarantor or Lessee, or both, any rights that it has under the lease, or pursuant to applicable laws. If the lease terminates and Lessor has any rights it can enforce against Lessee after termination, Lessor can enforce those rights against Guarantor without giving previous notice to Lessee or Guarantor, or without making any demand on either of them.

     Guarantor waives the right to require Lessor to (1) proceed against Lessee;
(2) proceed against or exhaust any security that Lessor holds from Lessee; or
(3) pursue any other remedy in Lessor's power. Guarantor waives any defense by reason of any disability of Lessee, and waives any other defense based on the termination of Lessee's liability from any cause. Until

                                       1.

                                   EXHIBIT B
all Lessee's obligations to Lessor have been discharged in full, Guarantor has no right of subrogation against Lessee. Guarantor waives its right to enforce any remedies that Lessor now has, or later may have, against Lessee. Guarantor waives any right to participate in any security now or later held by Lessor. Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty, and waives all notices of the existence, creation, or incurring of new or additional obligations.

     If Lessor disposes of its interest in the lease, "Lessor" as used in this Guaranty, shall mean Lessor's successors.

     If Lessor is required to enforce Guarantor's obligations by legal proceedings, Guarantor shall pay to Lessor all costs incurred, including, without limitation, reasonable attorneys' fees.

     Guarantor's obligations under this Guaranty shall be binding on Guarantor's successors.

     Within ten (10) days after written request therefor from Lessor, Guarantor shall deliver to Lessor or its designee, an estoppel certificate from Guarantor, confirming that the Guaranty remains in full force and effect in accordance with its terms and ratifying Guarantor's obligation thereunder. The failure of Guarantor to provide such an estoppel certificate shall be deemed a default under the Lease and this Guaranty.

     Dated:______________________

                                                 ________________________

                                       2.

                                   EXHIBIT B

                                [CHART OMITTED]

                                  EXHIBIT C-5

                                  EXHIBIT D-3

                     CONCOURSE SPACE WORK LETTER AGREEMENT
                     -------------------------------------
                          (LESSOR'S AND LESSEE'S WORK)

A.   LESSOR'S WORK

     The Leased Premises shall be delivered to Lessee in "AS-IS" condition, and without any obligation on the part of Lessor to perform improvements to the Leased Premises, except for the work expressly set forth in Schedule 1 (the "Lessor's Work").

B.   LESSEE'S WORK

1.   PLANS/SPECIFICATIONS

     1.1  PLAN DESIGN

     Prior to commencing work on the leasehold improvements to the Leased Premises as hereinafter provided ("Tenant Improvements"), Lessee shall submit to Lessor complete and detailed plans and specifications for the Tenant Improvements ("Plans"). The Plans shall be prepared by Lessee's architect, who shall be approved in writing by Lessor, which approval Lessor shall not unreasonably withhold ("Architect") and by Mazzetti & Associates for mechanical engineering and Camissa and Wipf as electrical engineers ("Engineers"), both licensed to practice in the State of California.

     1.2  (A)  COORDINATION
               ------------

     The Architect shall coordinate with Lessor's Project Manager Joseph Mock to assure that the Plans are consistent with the existing design and construction of the Leased Premises. Lessee acknowledges that Lessor has provided Lessee with a set of base building drawings for the Leased Premises ("Building Drawings"). However, Lessor does not warrant, and Lessee should not rely upon, the accuracy of the Building Drawings. Lessee, therefore, should undertake its own investigation of the Leased Premises to confirm existing conditions, rather than relying on the Building Drawings.

          (B)  GOVERNMENTAL
               ------------

          Lessee acknowledges that Lessor has established procedures for relations with the Building and Planning Departments of the City and County of San Francisco and that Lessee, Lessee's representatives, architects, or agents shall not contact any representatives of the City and County of San Francisco without the presence of Lessor's representative to assure consistency of treatment of the Building and its lessees by such governmental agencies. Any such contact by Lessee's representatives in contravention of this provision which causes an alteration in governmental treatment of the Building which results in additional costs to the Building or any lessee therein, shall be borne by the Lessee.

     1.3  SCHEMATICS

     Lessee shall deliver to Lessor the schematic drawings ("Schematic Drawings") upon which the Plans shall be based not later than October 16, 1999. The Schematic Drawings and the Plans shall conform with standards set forth by Lessor for material specifications and construction specifications which are applicable for the Building in general. Lessor shall have ten (10) working days after receipt thereof to review and approve/disapprove the Schematic Drawings. Once Lessor has approved the Schematic Drawings, Lessee shall cause the Architect to prepare the Plans which must be consistent with the approved Schematic Drawings. Provided Lessor has approved the Schematic Drawings, Lessee shall deliver the Plans to Lessor for its approval, in one or more stages, during the period between November 1 and November 15, 1999. Lessor shall not unreasonably withhold its approval of the Plans so long as the Plans are consistent with the Schematic Drawings. In scheduling the preparation of the Schematic Drawings and the Plans, Lessee shall allow sufficient time for review and approval by Lessor and by the appropriate government agencies. Lessee shall pay for the cost of Lessor's architect and engineer to review Lessee's Schematic Drawings and Plans.

     1.4  SCHEMATICS APPROVAL

     If Lessor disapproves of the Schematic Drawings or the Plans or any portion of either, Lessor shall promptly notify Lessee thereof in writing and of the revisions which Lessor requires in order for Lessee to obtain Lessor's approval. As promptly as reasonably possible, but in no event later than fifteen (15) days thereafter, Lessee shall submit to Lessor a revised set of Schematic Drawings or Plans incorporating the changes required by Lessor. Said revisions shall also be subject to Lessor's approval. Lessor shall have ten (10) working days after receipt of the revised Schematic Drawings or Plans to notify Lessee in writing of Lessor's approval or disapproval of same. If Lessor again disapproves of or requests revisions to the Schematic Drawings or the Plans, Lessee shall submit to Lessor, within ten (10) business days after receiving Lessor's written disapproval or request for revisions, a further revised set of Schematic Drawings or Plans incorporating the changes required by Lessor. This process shall continue until Lessor has approved the Schematic Drawings and the Plans.

     1.5  FINAL PLANS

     The Plans, approved by Lessor, shall be referred to as the "Final Plans." The Final Plans shall be signed by Lessor and Lessee. After approval of the Final Plans, Lessee shall not make any changes thereto without Lessor's prior written approval in accordance with the provisions of this Exhibit D-3.

     1.6  PERMITS

     Subject to the provisions of paragraph 1.2(b), Lessee shall be solely responsible for obtaining all necessary governmental approvals and permits (including but not limited to the approval of the San Francisco City Planning Department) required to commence and complete the Tenant Improvements after obtaining the prior approval of Lessor before making any submittal to any governmental agency for permit, which approval of Lessor shall not be unreasonably withheld; and immediately upon receipt thereof, Lessee shall deliver copies of all such approvals and permits to Lessor.

     1.7  CODE COMPLIANCE

     Except as expressly set forth to the contrary in the Lease with respect to Code Compliance, it shall be Lessee's sole responsibility to satisfy all applicable building code requirements and governmental rules and regulations concerning the design and construction of the Tenant Improvements. Lessor's approval of the Final Plans is not intended, and should not be understood by Lessee, as an affirmation that the Final Plans comply with applicable building codes or other governmental rules and regulations or that the Final Plans are in conformance with standards of good workmanship as practiced by architects/engineers in the San Francisco Bay Area. Lessor's review of the Final Plans is solely for Lessor's benefit, and Lessee shall not rely upon that review for any purpose whatsoever in connection with the work on or the design of the Tenant Improvements.

     1.8  CONTRACTOR

     Lessor hereby approves Rudolph Commercial Interiors as general contractor to perform the Tenant Improvements ("Contractor"), duly licensed in the State of California and familiar with all applicable building code requirements.

2.   SCHEDULING AND LESSEE'S PRIOR ACCESS TO THE PREMISES

     2.1  SCHEDULE

     At least five (5) days prior to the start of construction of the Tenant Improvements, Lessee shall deliver to Lessor the proposed schedule of the Lessee's Work to be performed ("TI Schedule"). The TI Schedule shall be prepared by the Contractor, and it shall show the schedule for the submission of all shop drawings/submittals and for the performance of each portion of the Tenant Improvements. Lessee and the Architect shall either consult with the Contractor or the Architect shall perform the necessary investigation to determine the availability of the equipment and materials to be incorporated into the Tenant Improvements and which portions of the Tenant Improvements will require long lead time for ordering and/or manufacturing. The TI Schedule shall be in the form of a Critical Path Method schedule.

     2.2  COMMENCEMENT OF CONSTRUCTION

     Upon delivery of the Leased Premises to Lessee and Lessee's receipt of all approvals of the Final Plans and the acquisition by Lessee of all necessary permits, Lessee shall commence the construction of the Tenant Improvements. Lessor and Lessee agree that Lessor must perform certain Lessor's Work, and that both parties will use all commercially reasonable efforts to coordinate their respective work inside the space; however, in event of any conflict between Lessor's Work and Lessee's Work, on one day's prior written notice Lessee shall either accommodate Lessor's requirements or vacate the Leased Premises until completion of Lessor's Work. In addition to the foregoing, Lessor shall permit Lessee access to the Leased Premises, prior to approval of Final Plans and the acquisition of permits, for the purposes of obtaining measurements of the Leased Premises, confirming existing conditions and for space planning preparation purposes. Lessee's entry to the Leased Premises prior to the Delivery Date for such purposes shall be upon all of the terms and conditions of the Lease, including, without limitation the provisions regarding insurance and indemnification, but excepting the payment of Minimum Rent and additional Rent. Lessee shall be solely responsible for all costs and expenses incurred in connection with the Tenant Improvements and any pre-Delivery Date activities, and Lessee hereby agrees to indemnify, defend, and hold harmless Lessor from and against any loss, cost, expense, liability, damage, or injury in connection therewith.

3.   PAYMENT FOR TENANT IMPROVEMENTS AND THE CONSTRUCTION CONTRACT

     3.1  CONSTRUCTION COSTS

          (a) The Allowance. As an inducement to Lessee to enter into the Lease,
              -------------
but subject to paragraph 3.2 below and as otherwise provided in the Lease and this Exhibit D-3, Lessor agrees to reimburse Lessee for: (1) the cost of construction of the Tenant Improvements identified on the approved Final Plans;
(2) costs of any permits or licensing fees; (3) payment of the fees of the Architect, Engineer and Lessee's space planner (the "Planner") (at a cost not to exceed twenty cents ($.20) per Adjusted Rentable Square Foot of the Leased Premises for the services of the Planner) for the Tenant Improvements; and (4) any other costs approved by Lessor including planning and design costs ("Tenant Improvement Costs") up to a cost not to exceed twenty dollars ($20) for each Adjusted Rentable Square Foot in the Leased Premises (the "Allowance"). If the Allowance is not used for Tenant Improvement Costs, the unused portion shall revert to Lessor and shall not be available for any other purpose by Lessee.

          (b) Additional Allowance. In addition to the Allowance specified in
              --------------------
subparagraph (a) above, Lessee shall have the option, upon thirty (30) days prior written notice to Lessor, and provided that Lessee presents evidence to
                                ------------
Lessor that it has spent at least $1,200,000 (including Lessor's Allowance) for Tenant Improvement Costs to require that Lessor advance an additional sum for Tenant Improvement Costs, up to another $10.00 for each Adjusted Rentable Square Foot in the Leased Premises ($299,960) which Lessee incurs for real estate improvements to the Leased Premises which exceeds $1,200,000 (the "Additional Allowance"). For purposes of this Exhibit D-3, the term Allowance shall include the Additional Allowance, if advanced. Should Lessee exercise its right to the Additional Allowance, upon payment thereof, and as a condition thereto, the parties shall execute an amendment increasing the Minimum Rent by an amount sufficient to amortize the Additional Allowance over a period of ten (10) years at a rate of nine percent (9%) per annum. However, if the option to extend the term described in paragraph 3 of the Third Amendment is not exercised by the Tenant by the last day of the forty-eighth (48th) month of the Lease Term, the unamortized portion of the sum calculated in this paragraph 3.1 (b) as Additional Allowance shall be immediately due and payable in full in cash as additional rent.

     3.2  PAYMENT OF ALLOWANCE

          (a) Payment Procedure. Excepting only as to the fees of the Planner,
              -----------------
for which Lessor shall reimburse Lessee within thirty (30) days after the Amendment Date, Lessor shall reimburse Lessee for the Tenant Improvement Costs up to the Allowance upon the last to occur of: (i) substantial completion of the Tenant Improvements; (ii) receipt by Lessor of invoices for all portions of the Tenant Improvements from the person(s) performing the work or rendering the services, together with such supporting documentation as Lessor may reasonably request in connection therewith, and
(iii) receipt by Lessor of unconditional lien releases with respect to the entirety of the Tenant Improvements from all contractors, subcontractors and materialmen who performed the work or rendered services or materials. Lessor shall have no obligation to pay all or any portion of the Allowance at any time following the occurrence, and during the continuance, of any event of default by Lessee under the Lease.

          (b) Primary Obligation. Lessee shall pay all costs incurred in
              ------------------
connection with the construction of the Tenant Improvements.

          (c) Project Management Services. In consideration of the supervisory,
              ---------------------------
logistical and oversight and review work to be performed by Lessor in connection with the Tenant Improvements, Lessee agrees that Lessor shall be entitled to charge against the Allowance a construction management fee (the "Coordination Fee") in the amount of one and one-half percent (1.5%) of the total cost of the Tenant Improvements. Lessor shall deduct the Coordination Fee from the Allowance.

     3.3  CONTRACT TERMS

     The construction contract for the Tenant Improvements shall include all of the provisions which are included herein and identified as "Construction Contract Terms;" provided, however, that the Construction Contract Terms may be revised with Lessor's approval, which approval shall not be unreasonably withheld, in a manner which does not expose Lessor to additional liability.

4.   CHANGES, ADDITIONS, AND ALTERATIONS

     4.1  MATERIALITY

     From time to time Lessee may make nonmaterial changes in the Final Plans prior to final completion with Lessor's prior approval, which approval shall not be unreasonably withheld. Lessee shall not make any material changes to the Final Plans (which shall mean a change the cost of which will be in excess of $5,000.00, or is visible from the exterior of the Leased Premises, or affects the structure, roof, central building systems or exterior walls of the Leased Premises) without securing the prior written approval of Lessor, which approval may be withheld by Lessor in its sole discretion. In seeking Lessor's approval for changes to the

Final Plans, Lessee shall deliver to Lessor such documentation as the Construction Contract shall require for changes in the Contract Price or an extension of the Completion Date.

     4.2  RENT COMMENCEMENT

     No such changes in the Final Plans shall delay the Rent Commencement Dates set forth in the Lease. Lessor shall approve or disapprove any such changes within ten (10) working days after the receipt of a request from Lessee. Upon approval by Lessor, such change shall be included within the phrase "Final Plans."

5.   CONSTRUCTION AND DELAYS

     5.1 The performance of the Tenant Improvements shall be subject to the following terms and conditions:

          (a) Compliance by Lessee and the Contractor and its subcontractors, material suppliers, and equipment renters of whatever tier ("Lessee's Contractors") with the applicable provisions of the Lease;

          (b) All of the Tenant Improvements, which are performed by Lessee's Contractors, shall be scheduled through Lessee;

          (c) All of the Tenant Improvements shall be performed in accordance with the reasonable rules and regulations which Lessor may issue from time to time;

          (d) Lessor shall have no responsibility whatsoever for the supervision or coordination of Lessee's Contractors, the Architect, or the Engineer, the quality of their work or any other matter with respect to Lessee's Contractors, the Architect, or the Engineer; however, Lessee shall coordinate all Tenant Improvements with Lessor's Project Manager as described herein and as set forth in the TI Schedule.

          (e) Although Lessor shall have no responsibility as set forth in subparagraph (d) above, Lessor's Project Manager may, at his option, demand a stop in Lessee's Work if any terms of this Exhibit D-3 are violated or threatened to be violated by Lessee or Lessee's contractor or if the Tenant Improvement Work is not being performed in accordance with the approved Final Plans.

          (f) In connection with the construction of the Tenant Improvements, Lessee's Contractor and subcontractors shall not be charged for the use of utilities, loading dock and freight elevators during normal business hours.

6.   SUBSTANTIAL COMPLETION

     6.1  DEFINITION

     For purposes of this Exhibit D-3 and the Lease, "Substantial Completion" of the Tenant Improvements shall mean the date that (i) the Architect certifies to Lessor that the Tenant Improvements have been completed in accordance with the Final Plans; and (ii) the Rent Commencement Date under the Lease has occurred, and (iii) Lessor has received unconditional lien releases with respect to the Tenant Improvement work performed.

7.   DEFAULT

     7.1 Any default by Lessee under this Exhibit D-3 shall be deemed an immediate event of default under the Lease, entitling Lessor to exercise any and all of its rights and remedies available to Lessor under the Lease, at law or in equity for nonpayment of Rent. In addition to all other amounts payable by Lessee hereunder, upon the default by Lessee under this Exhibit D-3, and notwithstanding anything to the contrary contained herein, Lessee shall pay Lessor upon demand all costs and expenses incurred by Lessor in connection with its review of the Plans, the Final Plans, the TI Schedule and any construction documents, and in connection with the construction of the Tenant Improvements.

8.   CONSTRUCTION CONTRACT TERMS

     8.1  INDEMNIFICATION BY CONTRACTOR

     Contractor shall defend, protect, indemnify, and hold harmless Lessee and Lessor and their respective, directors, officers, shareholders, members, managers, agents and employees (collectively referred to as "Indemnitees") from and against all liability, liens, injuries, claims, damages, fines, penalties, costs, and expenses, including attorneys' fees and litigation or arbitration costs, arising out of or resulting from the performance of the Work and/or breach of the Contract Documents, provided that any such liability, lien, injury, claim, damage, cost, or expense is caused, in whole or in part, by any act of omission of Contractor, its subcontractors of any lower tier, anyone directly or indirectly employed by any of them, or anyone for whose acts any of them may be liable. Contractor's indemnity obligation shall be binding upon Contractor regardless of whether any of the Indemnitees is negligent, actively, passively, or not at all. However, Contractor shall not be required to indemnify any Indemnitee whose sole negligence or willful misconduct is responsible for the liability, lien, injury, claim, damage, cost, or expense. Contractor shall, upon demand by any of its Indemnitees, defend any action of proceeding brought against any of its Indemnitees with respect to the matters set forth in this Construction Contract; but any of the Indemnitees shall have the right to conduct its own defense if it chooses to do so.

     8.2  INSURANCE REQUIRED TO BE CARRIED BY CONTRACTOR

     Contractor shall at all times carry with companies acceptable to Lessee all necessary Worker's Compensation and other insurance required by law and a Commercial General Liability Insurance policy in amounts not less than $5,000,000.00 per occurrence for bodily injury and property damage. Such policy or policies shall include coverage for premises and operations liability, contractual liability (including, but not limited to, Contractor's indemnity obligation to the Indemnitees), completed operations coverage, products liability, broad form property damage liability, liability which Contractor may incur as a result of the operations, acts, or omissions of its subcontractors, suppliers, or materialmen, and their agents or employees, automobile liability, including owned, non-owned, and hired vehicles. Such policy or policies shall be endorsed to include all Indemnitees as additional insureds and to stipulate that such insurance shall be primary insurance and that any insurance carried by any Indemnitees shall be excess and not contributory insurance.

     8.3  INSURANCE REQUIREMENTS

     All insurance coverage procured by the Contractor shall (i) list all of the named insureds under the policy, (ii) be issued by an insurer admitted to transact insurance in the State of California with a financial rating of at least an A:VII as rated in the most recent edition of Best's Insurance Reports,
(iii) contain an endorsement requiring at least thirty (30) days written notice form the insurance company to all of the named additional insureds before any cancellation or material change in coverage, scope, or amount of the insurance policy, and (iv) contain an endorsement stating that no additional insured will be excluded from coverage in the event that the additional insured is alleged or found to be negligent in connection with any claim made under the policy or otherwise.

     8.4 DELIVERY OF CERTIFICATES OF INSURANCE AND POLICY ENDORSEMENTS TO LESSOR AND LESSEE

     If Contractor fails to deliver to Lessor and Lessee insurance certificates and policy endorsements which reflect the requirements specified in this Construction Contract within forty-eight (48) hours after demand, and in any event prior to commencement of Contractor's Work on the Project, Lessor may, but shall not be obligated to, obtain such insurance for Contractor and pay the premiums thereon, and Contractor shall repay Lessor, on demand, any sum or sums paid therefor, or Lessor may deduct such premiums from any money due or to become due to Contractor under this Agreement. In the alternative, Lessor may declare Contractor in default under this Construction Contract.

                                [CHART OMITTED]

                                   SCHEDULE 2

                                 To Exhibit D-3